UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 14, 2009
Date of Report (Date of earliest event reported)

DARLINGTON MINES LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-53586	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1019 Drayton Street North Vancouver, British Columbia	V7L 2V7
(Address of principal executive offices)	(Zip Code)

(604) 639-7757
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 14, 2009, the Board of Directors of Darlington Mines Ltd. (the "Company") accepted the resignation of Michelle Masich as President, Chief Executive Officer, Chief Financial Officer, Treasurer and a director of the Company and the resignation of W. David Radbourne as Secretary and a director of the Company..

On the same date, the Board of Directors of the Company accepted the consent of Francis Chiew to serve as President, Secretary, Chief Financial Officer and a director of the Company.

From February 2006 to the present, Mr. Chiew has served as the Managing Director of Lightship Asia Pacific, LLC (USA) ("LAP") and as a director and the General Manager of two of LAP's joint ventures - China Lightship Leasing Co. (HK) Ltd. ("CLLC") and Beijing Lightship Advertising Co. Ltd ("BLAC"). LAP, CLLC and BLAC were formed to establish advertising opportunities using airships. From 2004 to January 2006, Mr. Chiew served as a director of FBV Corporation Pte Ltd., a private company with varying business interests, including electronic product delivery and payment solutions. From 2002 to May 2004, Mr. Chiew served as the Director of Business Development - Asia for EPOSS Limited (formerly ROK Group). EPOSS Limited, which subsequently became a subsidiary of Western Union, First Data Corporation, U.S.A., was primarily involved with the development of prepayment solutions and systems within the banking and telecommunications industries.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's sole director and officer is Francis Chiew.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLINGTON MINES LTD.
Date: December 30, 2009.	"Francis Chiew" Name: Francis Chiew Title: President, Secretary, CFO and a Director

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